Exhibit 99.1

PRESS RELEASE OF MATRIXX INITIATIVES, INC.

Matrixx Initiatives, Inc. Announces 2003
Financial Results
Earns $0.35 per share; Sales up 85%

PHOENIX, Feb. 17, 2004 — Matrixx Initiatives, Inc. (Nasdaq: MTXX), developer and distributor of the expanded line of Zicam® products, today announced financial results for the fourth quarter and the year ended December 31, 2003. For the full year the Company reported net sales of $43.5 million, an 85 percent increase above 2002 net sales of $23.5 million. Net income for the full year of 2003 was $3.3 million, or $0.35 per share. Reported net income for 2002 was $4.8 million, inclusive of a one-time recording of a deferred tax asset in the fourth quarter. Exclusive of this deferred tax asset, net income for 2002 was $1.4 million, or $0.14 per share.

For the fourth quarter ended December 31, 2003, the Company reported a 58 percent increase in net sales to $18.2 million compared to $11.5 million in the fourth quarter of 2002. Net income for the quarter was $1.0 million, or $0.11 per share. Reported net income for fourth quarter of 2002 was $3.7 million, inclusive of the one-time recording of the deferred tax asset. Exclusive of this deferred tax asset, net income for the fourth quarter of 2002 was $279,000, or $0.03 per share.

Carl J. Johnson, president and chief executive officer of Matrixx Initiatives, said, “We are very pleased with the financial performance of the Company in 2003. Revenue growth for the year clearly indicates growing acceptance of our Zicam products. Further, we are very pleased by the initial success of the three new oral delivery forms of Zicam Cold Remedy products introduced this season. Expanding our Zicam product line from two products to ten products in less than two years is a tremendous accomplishment and has been critical in establishing Zicam as a brand.”

Highlights for the year included:

▪	Commencement of nationwide shipments to retail customers of three unique new oral delivery forms of the Zicam Cold Remedy product line: Zicam Cold Remedy Oral Mist™, Zicam Cold Remedy Chewables™, and Zicam Cold Remedy Rapid Melts™.

▪	Demonstrated a solid commitment to research and development programs to provide for a future stream of new product introductions in 2004 and beyond.

▪	Strengthened the balance sheet through the retirement of all outstanding debt.

▪	Developed new and improved Zicam Cold Remedy Swab products, with an improved gross margin, that will be introduced in the first quarter of 2004.

▪	Expanded sales and marketing efforts that resulted in an 85.9% increase in retail store sales (three-outlet syndicated scanner data, exclusive of WalMart and club stores) over 2002.

Mr. Johnson continued, “Recent news stories alleging that our nasal Cold Remedy products may cause a loss of sense of smell are misleading and completely unfounded. In no clinical trial of intranasal zinc gluconate gel products has there been a single report of lost or diminished sense of smell. Applying the results of studies involving other zinc compounds to our products is simply not correct or appropriate. The health and safety of the consumers of our products is our highest priority and we will be tireless in our efforts to communicate factual information about our products.”

William Hemelt, executive vice president and chief financial officer, stated, “Sales for the last quarter of 2003 exceeded our expectations due in part to the severe cough and cold season late in the fourth quarter as was widely reported in the media. We are extremely pleased to end the year debt-free, with a solid cash position and an unused credit facility in place. This strong financial base will enable us to continue our research and development activities and further expand the Zicam product line in 2004 in order to meet our established goal of increasing revenues and net income by 30% annually.”

Fourth Quarter and Year-end 2003 Consolidated Financial Results

	2003	2002

($000s)	4th Qtr	4th Qtr		2003	2002

Net sales	$18,226	$11,576		$43,496	$23,548
Cost of sales	5,445	3,312		13,455	6,752

Gross profit	12,781	8,264		30,041	16,796
Operating expenses	10,022	7,920		21,642	15,544
Research and development	855	21		2,557	294

Income from operations	1,904	323		5,842	958
Total other income (expense)	6	(32)		(71)	89

Net income before tax	1,910	291		5,771	1,047
Income tax expense (benefit)	879	(3,386	)(1)	2,427	(3,710	)(1)

Net Income operations	$1,031	$3,677		$3,344	$4,757
Net income per share	$0.11	$0.39	(2)	$0.35	$0.50	(2)
Average shares outstanding (mil)	9.6	9.4		9.5	9.4

(1)	Recognition of deferred tax asset of $3,398,000 reduced income tax expense in the 4th Qtr. and for year.

(2)	Net income per share of $0.03 and $0.14 for the 4th Qtr and the full year, respectively, after excluding recording of deferred tax asset.

Balance Sheet Information

($000s)	Dec. 31, 2003	Dec. 31, 2002

Cash and marketable securities	$10,683	$12,010
Working capital	$17,580	$10,189
Total assets	$50,077	$47,185
Total debt	$-0-	$5,254
Stockholders’ equity	$38,790	$35,155

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Allergy Relief; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in August 2003 Matrixx began distributing three new oral delivery products for the 2003-2004 cold season, including Zicam Cold Remedy Chewables, Zicam Cold Remedy Oral Mist, and Zicam Cold Remedy RapidMelts. For more information regarding Matrixx products, go to www.zicam.com . To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com . For additional information, contact William Hemelt, chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectation that its R&D program will provide for a future stream of new product introductions in 2004 and beyond; that the gross margin of its new swab product will improve and that it will be introduced in the first quarter of 2004; that the company will be tireless in our efforts to communicate factual information about our products; and that we will be able to further expand the Zicam product line in 2004 in order to meet our established goal of increasing revenues and net income by 30% annually. These forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face unanticipated competition or negative publicity, the possibility of future litigation, regulatory issues, or public relations challenges, and the possibility that expenses may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2003 and its Quarterly Report on Form 10-Q filed in November 2003, both filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or review any forward-looking statement whether at a result of new information, future events or otherwise.